UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2023

Rocky Mountain Chocolate Factory, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36865	47-1535633
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

265 Turner Drive
Durango, Colorado 81303
(Address, including zip code, of principal executive offices)

Registrant's telephone number, including area code: (970) 259-0554

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	RMCF	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Increase in the Number of Directors on the Board of Directors and Appointment of Steven L. Craig as Director

On December 4, 2023, pursuant to Rocky Mountain Chocolate Factory, Inc.’s (the “Company”) Amended and Restated Certificate of Incorporation and Third Amended and Restated Bylaws, the Board of Directors of the Company (the “Board”) increased the size of the Board by one to a total of six seats. In connection with the vacancy on the Board created therewith, the Board appointed Steven L. Craig to serve as a director of the Company effective as of December 4, 2023 (the “Effective Date”). Mr. Craig will serve until the Company’s next annual meeting of stockholders or his earlier death, resignation, or removal. The Board expects to appoint Mr. Craig to one or more committees at a later date.

Steven L. Craig, 68, is a seasoned business strategist with over 30 years of executive and board experience for both public and private companies, primarily in the real estate sector. For nearly four decades he has developed, owned and operated commercial real estate, primarily outdoor malls for retail shops and restaurants, throughout the United States. Mr. Craig started his career with Ginsburg Craig Associates, which in 1993 merged with Chelsea Property Group, to form Chelsea GCA Realty, Inc. (“Chelsea GCA”). He served as President/Chief Operating Officer and Director of Chelsea GCA from October, 1993, when the company went public via an initial public offering on the New York Stock Exchange, until 1995. For the last two decades, Mr. Craig has successfully developed and operated over a dozen centers containing upscale retail shopping and dining destinations in nine U.S. states. Mr. Craig, a philanthropist, made a significant investment in aspiring entrepreneurial youth in his home state of Missouri with the endowment and founding of the Steven L. Craig School of Business at Missouri Western State University in 2009. The Craig School of Business’ Center for Franchise Development trains and develops students to become owners and operators of franchised businesses, including a number of alumni who currently operate 15 Rocky Mountain Chocolate stores. Mr. Craig received his Bachelor of Science degree in Business Administration from the University of Southern California.

The Board has determined that Mr. Craig is independent under applicable Nasdaq listing rules. There are no related party transactions between the Company and Mr. Craig (or any of his immediate family members) requiring disclosure under Item 404(a) of Regulation S-K. Mr. Craig does not have any family relationships with any of the Company’s directors or executive officers.

In accordance with the Company’s Non-Employee Director Compensation Policy, as set forth in the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on June 28, 2023 (the “Director Compensation Policy”), the Company will pay Mr. Craig an annual cash retainer of $40,000 for his service on the Board, which will be pro-rated for his first year of service.

Mr. Craig will also enter into the Company’s standard form of directors’ indemnification agreement with the Company, pursuant to which the Company agrees to indemnify its directors to the fullest extent permitted by applicable law and, subject to certain conditions, to advance expenses in connection with proceedings as described in such indemnification agreement.

Item 8.01 Other Events.

On December 4, 2023, the Company issued a press release announcing Mr. Craig’s appointment to the Board. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is being furnished herewith:

Exhibit No.	Document
99.1	Press Release of the Company, dated December 4, 2023.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

Date: December 6, 2023	By:	/s/ Robert J Sarlls
Robert J. Sarlls, Chief Executive Officer & Director